EXHIBIT 99.1
Access Plans USA, Inc. Announces Third Quarter 2007 Results;
Revenue and Core Earnings Growth Offset By GAAP Net Loss

FINANCIAL HIGHLIGHTS	3Q	3Q	%	9 Mos.	9 Mos.	%
{Dollars in thousands, except per share amounts}	2007	2006	Change	2007	2006	Change
Revenue	$10,254	$5,299	94%	$28,655	$17,041	68%
Net Income/(Loss)	$(7,763)	$(185)	n/a	$(13,540)	$(403)	n/a
Net Income/(Loss) per Diluted Share	$(0.38)	$(0.01)	n/a	$(0.73)	$0.04	n/a
Core Earnings*	$411	$41	n/a	$906	$1,106	n/a

*	Core Earnings comprise pre-tax income before interest and charges for depreciation, amortization, non-cash stock compensation, goodwill and other non-cash charges, restructuring charges, and significant legal/settlement costs related to prior year activities.
November 19, 2007 — Irving, Texas — Access Plans USA, Inc. (Nasdaq: AUSA), a nationwide distributor of health insurance and non-insurance healthcare programs that provide access to affordable healthcare for the growing number of uninsured and/or underinsured in the United States, reported its financial results for the quarter and nine months ended September 30, 2007.
Third quarter revenue grew 94% to $10.3 million and nine month revenue increased 68% to $28.7 million, primarily as a result of the acquisition of the Insurance Marketing Division operations on January 30, 2007. However, the company is reporting a significant third quarter 2007 loss of $7.8 million or $0.38 per diluted share and a 2007 year-to-date loss of $13.5 million or $0.73 per diluted share, primarily due to the recording of non-cash goodwill valuation charges.
Beginning this year, the company has adopted an end-of-third-quarter schedule for its annual assessment of the carrying value of goodwill. This assessment resulted in a third quarter non-cash goodwill valuation charge of $8.0 million, comprising a $4.6 million charge in the Insurance Marketing division, primarily due to lower than previously projected future sales in the senior market, and a $3.4 million charge in the Consumer Plan division resulting from a re-evaluation of the discounted value of expected future earnings on certain programs.
The 2007 year-to-date loss also reflects the previously disclosed second quarter 2007 charges, aggregating $5.4 million, for the write-down of the Regional Healthcare division’s goodwill balance and other company-wide charges relating to unsuccessful marketing initiatives and legal expenses related to activities of the company in prior years. Additionally, in 2007, the company began incurring substantial non-cash intangible asset amortization charges relating to the acquisition of the Insurance Marketing division.
Core Earnings Growth and Positive Cash Flow
“We generated core earnings in each of our three operating divisions during the first three quarters of this year, with total core earnings growing to $411 thousand for the third quarter and $906 thousand year-to-date. In our Consumer Plan and Insurance Marketing divisions, core earnings and profit margins improved on a quarter by quarter basis in 2007, due to cost controls and improvement in operations,” said Ian R. Stuart, Interim President and Chief Executive Officer of Access Plans USA.”
“Although the non-cash goodwill valuation charge combined with certain other non-cash costs and the accrual of additional legal expenses resulted in a significant net loss for the third quarter, it is important to recognize the underlying operating improvements of the company,” Stuart said. “For these reasons, we have included in this news release a reconciliation of non-GAAP (generally accepted accounting principles) financial measures to comparable GAAP measures. We define ‘core earnings’ as pre-tax income before interest and charges for depreciation, amortization, non-cash stock compensation, goodwill and other non-cash charges, restructuring charges and legal expenses related to activities of the company in prior years.”
“We also generated positive operating cash flow during every quarter of 2007,” Stuart said. The company ended the quarter with unrestricted cash and short-term investments of $3.5 million compared to $3.4 million at December 31, 2006. Cash generated from operating activities aggregated $192 thousand for the third quarter and $1,076 thousand year-to-date. The principal year-to-date use of cash comprises a $591 thousand net reduction in outstanding debt to $1.8 million at September 30, 2007.
“Looking ahead, the acquisition of Protective Marketing Enterprises, Inc. (PME), which we announced at the end of the third quarter, should benefit both our Consumer Plan division, and to a lesser extent the other divisions, during the fourth quarter of 2007 and beyond,” Stuart added.

Results by Operating Division
Consumer Plan Division. This division primarily markets, on a national basis, medical discount cards and other membership programs that provide healthcare related services and benefits.
Membership count totaled 27,902 at September 30, 2007, down 3.7% from June 30, 2007, compared to an average quarterly decline of 4.9% for the past year. Although this trend translated into lower quarter and year-to-date revenue of $3.1 million and $9.4 million, relative to the respective prior year periods, the execution of various cost control initiatives resulted in core earnings of $351 thousand for the quarter and $870 thousand year-to-date, compared to a prior year third quarter core earnings of $208 thousand and prior year nine months core earnings of $1,205 thousand.
The total pre-tax operating losses of $3.2 million for the quarter and $3.7 million year-to-date comprise core earnings adjusted primarily for a $3.4 million third quarter goodwill valuation charge to write-off all of the goodwill recorded as of June 30, 2007, plus certain legal expense accruals, depreciation and other impairment charges attributable to unsuccessful marketing initiatives recorded during the second quarter.
During the third quarter, the Consumer Plan division refocused its efforts toward integrating and leveraging the PME operation, which we acquired effective October 1, 2007, and should benefit during the fourth quarter of 2007 and beyond from the inclusion of PME in its results. PME membership count at September 30, 2007 comprised 15,000 “retail plan” customers (with an average revenue per member per month comparable to the division’s other 27,900 members) and an additional 65,000 customers who have purchased access to the PME proprietary dental and vision networks (which have average revenue of less than $1.00 per member per month).
Insurance Marketing Division. This division provides wholesale distribution of a broad range of health insurance products through national networks of independent agents. Results prior to January 30, 2007, the date this division was acquired in connection with the merger with Insurance Capital Management USA, Inc. (ICM), are excluded from the Company’s reported results.
Major medical insurance policies sold and remaining in-force grew at an annualized rate of 17% to 14,847 at September 30, 2007. Medicare supplement policies in-force (which have lower revenue and margin per policy than major medical insurance policies) declined at an annualized rate of 9% to 14,190 at September 30, 2007. The net effect of this change in policy count was an increase in revenue for the third quarter of 2007 to $5.5 million and $14.2 million year-to-date and growth in core earnings to $386 thousand for the quarter and $805 thousand year-to-date.
The total pre-tax operating losses for the quarter of $4.4 million and $4.5 million year-to-date comprise core earnings adjusted for a $4.6 million goodwill impairment charge recognized in the third quarter (primarily due to lower than previously projected future sales of Medicare supplement policies), amortization of some of the intangible assets arising from the ICM merger and a second quarter impairment charge for an unsuccessful marketing initiative.
Regional Health Care Division. This division comprises an El Paso, Texas, based third party administrator with a proprietary medical network.
Member count at September 30, 2007 totaled 28,215, a 9% decline from a year ago, resulting in a 13% decrease in revenue to $1.6 million for the quarter and a 12% decrease in year-to-date revenue to $5.0 million. Primarily as a result of the previously disclosed notice of termination of two major contracts, additional membership and revenue reductions are anticipated to occur during 2008. To date, expense reductions have been less than the corresponding revenue declines, in part due to the re-branding of the division as Foresight TPA and commencement of marketing campaigns, led by Michael Puestow, the division’s new CEO hired during August 2007, targeting the generation of new sources of revenue for 2008. As a consequence, core earnings decreased 10% to $168 thousand for the third quarter and 38% year-to-date to $676 thousand.
The total pre-tax operating losses for the quarter of $70 thousand and $4.0 million year-to-date comprise core earnings adjusted for a $4.1 million goodwill impairment charge recognized in the second quarter, depreciation and accrued legal costs relating to the previously disclosed federal investigation of the El Paso operation and its former CEO.
Additional financial information is set forth on the following pages:
•	Condensed consolidated statement of operations, cash flow and balance sheet data

•	Reconciliation of (non-GAAP) core earnings to (GAAP) operating loss

•	Supplementary financial data
About Access Plans USA
Access Plans USA provides access to affordable healthcare to individuals and families. Our health insurance products and our non-insurance healthcare discount programs are designed as affordable solutions for the growing number of uninsured and underinsured seeking a way to address rising healthcare costs. We also offer third party claims administration, provider network management, and utilization management services to employers and groups that choose to utilize partially self funded strategies to finance their benefit programs. We are committed to assuring that our clients have access to the healthcare that they need at prices they can afford. For more information on Access Plans USA, Inc. please visit www.accessplansusa.com.
Disclaimer
Certain statements included in this news release constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. Certain, but not necessarily all, of such forward-looking statements can be identified by the use of forward-looking terminology such as “anticipate”, “believes”, “expects”, “may”, “will”, or “should”, or other variations thereon, and by discussions of strategies that involve risks and uncertainties. Access Plans USA, Inc. actual results or industry results may be materially different from any future results expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially include those set forth under the caption “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2006 and each of the Quarterly Reports on Form 10-Q filed since such date. The Company undertakes no obligation to update any forward-looking statements or to make any other forward-looking statement, whether as a result of new information, future events, or otherwise.

Contacts:	Robert Bintliff	Nancy Zalud
	Chief Financial Officer	VP-Communications
	972-915-3205	972-915-3218
Financial Tables on Following Pages

Access Plans USA, Inc.
Condensed Consolidated Statement of Operations, Cash Flow and Balance Sheet Data
{Dollars in thousands except per share amounts}

	For the Quarter Ended		For the Nine Months
	September 30,		Ended September 30,
	2007	2006	2007	2006
Statement of Operations Data:
Revenues	$10,254	$5,299	$28,655	$17,041
Total operating expenses (1)	18,489	5,587	42,688	17,266

Operating (loss)/earnings	(8,235)	(288)	(14,033)	(225)
Interest income/(expense)	14	95	86	259

(Loss)/earnings before income taxes	(8,221)	(193)	(13,947)	34
Provision for income tax expense/(benefit)	(458)	(20)	(407)	(485)

(Loss)/earnings from continuing operations	(7,763)	(173)	(13,540)	519
Loss from discontinued operations	—	(12)		(922)

Net loss	$(7,763)	$(185)	$(13,540)	$(403)

(Loss) earnings per share — basic (2):
Continuing operations	$(0.38)	$(0.01)	$(0.73)	$0.04
Discontinued operations		$—		$(0.07)

1)	Includes non-cash goodwill valuation charges of $8.0 million in 3Q07 and $12.1 million 2007 year-to-date

2)	Basic loss per share approximates fully diluted loss per share

Statement of Cash Flow Data:
Net cash provided/(used) by:
Operating activities	$192	$(293)	$1,076	$1,579
Investing activities	(315)	(76)	80	(2,208)
Financing activities	(227)	(54)	(882)	(190)

Net increase/(decrease) in cash	$(350)	$(423)	$274	$(819)

	September	December
Balance Sheet Data:	30, 2007	31, 2006
Cash and unrestricted short-term investments	$3,517	$3,432
Total debt	1,813	—
Working capital	1,250	3,996
Goodwill and intangible assets	8,634	7,471
Shareholders’ equity	$10,759	$13,392

Access Plans USA, Inc.
Reconciliation of Non-GAAP Financial Measures to Comparable GAAP Measures
{Dollars in Thousands}

	3Q	2Q	1Q	4Q	3Q	2007	2006
	2007	2007	2007	2006	2006	YTD	YTD
Operating earnings/(loss) — GAAP:
o Consumer Plan	$(3,195)	$(680)	$142	$(3,117)	$(36)	$(3,733)	$64
o Insurance Marketing	(4,423)	(78)	(26)	—	—	(4,527)	—
o Regional Healthcare	(70)	(4,114)	231	(3,484)	157	(3,953)	1,008
o Corporate	(547)	(596)	(677)	(533)	(409)	(1,820)	(1,297)

Consolidated Total	$(8,235)	$(5,468)	$(330)	$(7,134)	$(288)	$(14,033)	$(225)

Reconciling items — add back:
a) Goodwill valuation charges:-
o Consumer Plan	3,377	—	—	2,800	—	3,377	—
o Insurance Marketing	4,600	—	—	—	—	4,600	—
o Regional Healthcare	—	4,092	—	3,640	—	4,092	—
b) Other impairment charges
relating to unsuccessful
marketing initiatives:-
o Consumer Plan	—	522	—	—	—	522	—
o Insurance Marketing	—	174	—	—	—	174	—
c) Intangible asset amortization:-
o Insurance Marketing	209	209	140	—	—	558	—
o Regional Healthcare	—	—	—	35	35	—	105
d) Depreciation charges:-
o Consumer Plan	47	31	79	75	111	157	393
o Regional Healthcare	25	26	28	31	29	79	75
o Corporate	1	1	3	3	5	5	15
e) Non-cash stock compensation
expense — Corporate	52	59	259	131	51	370	100
f) Restructuring charge -
Consumer Plan	—	—	—	449	—	—	449
g) Legal and settlement costs:-
o Consumer Plan	122	400	25	64	133	547	299
o Regional Healthcare	213	245	—	—	—	458	—

Core earnings — non-GAAP:
o Consumer Plan	$351	$273	$246	$271	$208	$870	$1,205
o Insurance Marketing	386	305	114	—	—	805	—
o Regional Healthcare	168	249	259	187	186	676	1,083
o Corporate	(494)	(536)	(415)	(399)	(353)	(1,445)	(1,182)

Consolidated Total	$411	$291	$204	$59	$41	$906	$1,106

Access Plans USA, Inc.
Supplementary Financial Information {Dollars in Thousands}

	3Q	2Q	1Q	4Q	3Q	2007	2006
	2007	2007	2007	2006	2006	YTD	YTD
Consumer Plan Division
Member count at quarter-end (1)	27,902	28,965	30,649	31,826	34,020	27,902	34,020
Revenue	$3,120	$3,221	$3,104	$3,200	$3,457	$9,445	$11,283
Core earnings	351	273	246	271	208	870	1,205
Operating margin	11.3%	8.5%	7.9%	8.5%	6.0%	9.2%	10.7%

Insurance Marketing Division (2)
Policies in-force at quarter-end:
Major medical policies	14,847	14,353	13,665	n/a	n/a	14,847	n/a
Medicare supplement policies	14,190	14,391	14,865	n/a	n/a	14,190	n/a
Revenue	$5,536	$5,290	$3,343	n/a	n/a	$14,169	n/a
Core earnings	386	305	114	n/a	n/a	805	n/a
Operating margin	7.0%	5.8%	3.4%	n/a	n/a	5.7%	n/a

Regional Healthcare Division
Member count at quarter-end	28,215	29,666	31,270	31,280	30,995	28,215	30,995
Revenue	$1,594	$1,680	$1,736	$1,724	$1,827	$5,010	$5,686
Core earnings	168	249	259	187	186	676	1,083
Operating margin	10.5%	14.8%	14.9%	10.8%	10.2%	13.5%	19.0%

Total Revenue
Consumer Plan	$3,120	$3,221	$3,104	$3,200	$3,457	$9,445	$11,283
Insurance Marketing	5,536	5,290	3,343	n/a	n/a	14,169	n/a
Regional Healthcare	1,594	1,680	1,736	1,724	1,827	5,010	5,686
Corporate	4	9	18	10	15	31	72

Consolidated Total	$10,254	$10,200	$8,201	$4,934	$5,299	$28,655	$17,041

Total Core Earnings
Consumer Plan	$351	$273	$246	$271	$208	$870	$1,205
Insurance Marketing	386	305	114	n/a	n/a	805	n/a
Regional Healthcare	168	249	259	187	186	676	1,083
Corporate	(494)	(536)	(415)	(399)	(353)	(1,445)	(1,182)

Consolidated Total	$411	$291	$204	$59	$41	$906	$1,106

1)	3Q07 quarter-end Consumer Plan member count excludes Protective Marketing Enterprises (PME) members acquired October 1, 2007. On a pro-forma basis, quarter-end member count would approximate 43,000 “retail plan” members (includes 15,000 from PME) and an additional 65,000 customers who have purchased access to the proprietary PME dental and vision networks (at an average revenue of less than $1.00 per member per month).

2)	The Insurance Marketing division was acquired January 30, 2007. Accordingly results for January 2007 and for fiscal 2006 have been excluded from the above data.